FOR IMMEDIATE RELEASE

                                   Media & Analyst Contact: Emory Epperson
                                                            (714) 727-7958


                      AST STRENGTHENS SAMSUNG RELATIONSHIP

                WITH NEW $200 MILLION CREDIT GUARANTEE AGREEMENT

          AND EXTENDS PREVIOUS $200 MILLION CREDIT GUARANTEE AGREEMENT


IRVINE, Calif., Dec. 16, 1996 -- AST Research Inc. (ASTA-NASDAQ) today announced it has finalized the previously announced new $200 million, two-year bank credit guarantee agreement with Samsung Electronics. The company also announced for the first time that it has received a one-year extension of a previous $200 million bank credit guarantee agreement provided by Samsung, which extends it from Dec. 31, 1997 through Dec. 31, 1998.

     The result is that Samsung is providing guarantees for a total of $300 million in bank credit for AST effective Dec. 13, 1996, increasing to $400 million on April 1, 1997 and continuing at the full $400 million level through Dec. 31, 1998.

     In consideration for the support agreement, AST has granted Samsung 500,000 shares of non-voting preferred stock. The AST preferred stock is redeemable beginning in 1999, at AST's option, for AST common stock or cash. Each share of AST preferred stock may then be redeemed by AST for approximately 13 shares of AST common stock or $100.75.

     AST further announced that it is in the process of renewing its present $200 million credit line with a consortium of nine banks, led by Bank of America, with such credit line extending through late December 1997. In addition, AST has negotiated or is in the process of negotiating separate additional credit lines in the aggregate amount of $100 million from Bank of America, ABN Amro N.V. and Societe Generale, effective in December 1996. The result is current credit facilities providing, in the aggregate, $300 million in credit to AST. Each of the credit lines is guaranteed by Samsung. Funds from the credit lines will be used to repay the previously-announced $50 million short-term loan from Samsung.

     Samsung's ownership of AST common stock remains unchanged at approximately 46 percent. Samsung also holds a five-year option to purchase up to 4.4 million shares of AST common stock at one-cent per share. If the option is exercised in full, Samsung's ownership position would increase to approximately 49.6 percent.

     AST Research Inc., a member of the Fortune 500 list of America's largest industrial and service companies, is one of the world's leading personal computer manufacturers. The company develops a broad spectrum of desktop, mobile and server PC products that are sold in more than 100 countries worldwide. AST systems meet a wide range of customer needs, ranging from corporate business applications to advanced home and home office use. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, Calif. 92619-7005. Telephone (714) 727-4141 or (800) 876-4278. Fax: (714) 727-9355.
Information about AST and its products can be found on the World Wide Web at http://www.ast.com.
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